Exhibit 99.1

Summer Infant, Inc. Announces Hire of New COO

WOONSOCKET, RI — (Marketwire) — 10/19/2011 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR), a global leader in premium juvenile products , today announced the hire and appointment of David S. Hemendinger as Chief Operating Officer. In this new position, Mr. Hemendinger will be responsible for providing the vision, leadership, and management necessary to ensure that the company has the operational infrastructure in its Information Systems and Supply Chain to effectively and efficiently support Summer Infant’s business and growth initiatives.  Mr. Hemendinger replaces former COO Jeffery L. Hale, who left the employ of the Company on October 13, 2011.

Continuing our drive to enhance speed-to-market and operational efficiency, David will initially focus on completing several current initiatives at Summer Infant related to ongoing systems implementations at our newly consolidated West Coast Distribution Center.  He will also be working on a number of technological and operational improvements centered on optimizing our ERP system and ensuring world-class operational infrastructure in all areas of our global operations.

David has a wealth of experience to draw from as he leads the Summer Infant Operations teams going forward. With more than 25 years of management experience and a focus on strategy, he has built a successful career at companies such as Lifespan Inc., C.R. Bard, Inc., Davol, Inc., MicroSource, Inc., Browne & Sharpe, Inc., Oerlikon Motch, Inc., Cone Blanchard, Inc. and was President and CEO of CadWorks Inc., a private company which provided product design and manufacturing consulting services to a diverse mix of leading industries. Some of his notable achievements include national recognition in the design, development, and deployment of world-class clinical information systems, enterprise innovation, the implementation of state-of-the-art computer automated systems at the departmental and enterprise level, diverse mix of product design and development, implementation of robotics and robotic control systems, re-engineering of many manufacturing and shop floor processes, focus and application of Lean/Six Sigma/TQM principles, and additional operational advancements allowing companies to become more efficient, more timely, satisfy customers, and become more profitable.

“We are pleased to announce the addition of David S. Hemendinger to the Summer Infant senior management team,” commented Jason Macari, Chairman and Chief Executive Officer of Summer Infant. “As a former executive at a number of high level companies, David has demonstrated his experience as a strategist and creative problem solver. His innovative solutions which combine process change with the right technology have helped his organizations achieve phenomenal results; he also has extensive knowledge of product design, development, manufacturing, and quality control.  David is a strong leader, a team builder, and an excellent cultural fit for our business. We look forward to working with David and believe his contributions in this new role will be instrumental as we work to fine-tune our operations to ensure Summer Infant’s successful business development and profitability. We continue to believe that building and investing in a solid management team is critical to executing our growth strategy in the years to come.”

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) that provide innovative solutions and peace-of-mind for today’s parents and caregivers. Sold principally to large U.S. retailers, the Company currently offers proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, feeding and teething products, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings, nursery furniture and car seats.

Contact:

Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922